EXHIBIT 4.4


                                LOCK UP AGREEMENT


                                                             March ___, 1996


GOLDMAN SACHS INTERNATIONAL
c/o Goldman Sachs & Co.
85 Broad Street
New York, New York  10004

Ladies and Gentlemen:

      The undersigned have been informed that CONTINENTAL AIRLINES, INC. ("Continental" or the "Company"), proposes to issue $200,000,000* of its 6-3/4% Convertible Subordinated Notes due April 15, 2006 ("Notes"). The undersigned have been informed that Continental has prepared an Offering Circular regarding the Notes (the "Offering Circular") and will enter into an underwriting agreement (the "Underwriting Agreement") with Goldman Sachs International (the "Underwriter").

      To facilitate the sale of the Notes to be sold thereunder and in consideration of the Underwriter's entering into the Underwriting Agreement, the undersigned hereby irrevocably confirms, covenants and agrees for the benefit of Continental and the Underwriter that, except as set forth herein, it will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of any class of Continental's common stock registered in the name of, or beneficially owned or controlled by the undersigned on the date hereof, or any securities exchangeable or exercisable for or convertible into shares of any class of common stock of the Company, or any substantially similar securities (collectively, the "Exchangeable Securities"), for a period of 60 days after February 27, 1997, without the prior written consent of Goldman Sachs International, except that the undersigned may (i) convert shares of such common stock or Exchangeable Securities into Continental common stock of another class or other Exchangeable Securities and (ii) transfer any such securities to any of its partners or affiliates if the transferee provides Continental with an executed and binding agreement of such entity to be bound by the agreements set forth herein.

      The undersigned further represents to you that as of the date hereof the undersigned is not a party to (nor are any of the shares of any class of Continental's common stock registered in the name of, beneficially owned or controlled by the undersigned or any Exchangeable Securities owned by the undersigned subject to), any option, warrant or other right to acquire such common stock or Exchangeable Securities by any other person or entity other than as provided in the Subscription and Stockholder's Agreement dated as of April 27, 1993 among Continental, Air Canada and Air Partners, L.P.

      The undersigned acknowledges and agrees that this agreement shall be binding upon and inure to the benefit of the successors and assigns of the undersigned and you.


                                   Very truly yours,

                                   AIR PARTNERS, L.P.

                                   By: 1992 AIR GP
                                          General Partner

                                       By:   1992 AIR INC.
                                             General partner


                                       By: _________________________
                                          Name:
                                          Title:

* plus an additional $30,000,000 issuable upon exercise of the Underwriter's over-allotment option